Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

March 17, 2017

MEDIA CONTACT: Sharon McHale

703-903-2438

sharon_mchale@FreddieMac.com

Freddie Mac Director Raphael W. Bostic to Resign

McLean, Va. – Freddie Mac (OTCQB: FMCC) announced today that Raphael W. Bostic will resign from Freddie Mac’s board of directors, effective May 31, 2017, to assume the role of president and chief executive officer of the Federal Reserve Bank of Atlanta.

Bostic notified the company of his upcoming resignation on March 15, 2017. He joined Freddie Mac’s board of directors in January 2015. A leading real estate economist with extensive public policy, academic and research expertise, Bostic served on the board’s Risk Committee and Compensation Committee.

“Raphael has been an insightful and valuable member of Freddie Mac’s board of directors,” said Freddie Mac Chairman Christopher S. Lynch. “His expertise, experience in public policy matters and passionate interest in access to credit, affordability and other housing issues have been vital to us. Although his tenure on the Freddie Mac board has been brief, our directors recognize his significant contributions, and I am confident he will be an exemplary leader of the Federal Reserve Bank of Atlanta.”

“My time on Freddie Mac’s board of directors has been very gratifying,” Bostic said. “It has been a privilege to have contributed to Freddie Mac’s progress in becoming a stronger company and in helping to build a better housing finance system. I want to thank my fellow board members and the management team and wish the company success going forward.”

Bostic served as the Assistant Secretary for Policy Development and Research at the U.S. Department of Housing and Urban Development (HUD) from 2009 to 2012. In that Senate-confirmed position, he was a principal advisor to the Secretary of HUD on policy and research. Since 2015, Bostic has served as the Chair of the Department of Governance, Management, and the Policy Process at the Sol Price School of Public Policy at the University of Southern California. From 2012 to 2015, Bostic was the Bedrosian Chair in Governance and Public Enterprise at the Sol Price School of Public Policy at USC. From 2001 to 2009, he served in various positions at USC, including as a professor at the School of Policy, Planning, and Development. He is currently a trustee of Enterprise Community Partners and a member of the Board of the Lincoln Institute of Land Policy, and he was an Advisory Board member of the National Community Stabilization Trust between 2012 and 2015.

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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